EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of this 9th day of October, 2006, by and between The Banker’s Store, Inc., a New York corporation (the "Company"), and Samuel J. Stone, a Kentucky resident ("Executive Officer").

RECITALS

WHEREAS, the Company desires to employ Executive Officer as its Chief Financial Officer and Executive Officer desires to be employed by the Company as Chief Financial Officer; and

WHEREAS, Executive Officer and the Company have reached an agreement with respect to the terms and conditions of said employment, including compensation, which are hereinafter set forth.

NOW, THEREFORE, the Company and Executive Officer, in consideration of the mutual promises hereinafter set forth, agree as follows:

ARTICLE I

Employment

The Company shall employ Executive Officer and Executive Officer shall serve the Company as its Chief Financial Officer. Executive Officer shall devote his full business time and attention to the Company and have such authority, powers, functions, duties and responsibilities as are customarily possessed by persons serving in similar corporate positions, subject to the provisions of applicable law and the Company’s Certificate of Incorporation and Bylaws. Company shall elect Executive Officer to the Board of Directors of Company.

ARTICLE II

Term

The term of employment of Executive Officer by the Company under this Agreement shall commence as of the date hereof and shall continue until the second anniversary of the date hereof unless terminated prior thereto in accordance with the provisions of Paragraphs 4.1and 4.2, below (“Initial Term”). The term hereof shall be automatically extended for one (1) additional year at the end of the Initial Term (“Extension Period”) and for an additional one(1) year period at the end of each Extension Period, unless either party shall have given notice to the other party at least sixty (60) days prior to the end of the Initial Term (or the end of the applicable Extension Period) that the Agreement shall not be so extended.

ARTICLE III

Compensation

In consideration of his services to the Company hereunder, Executive Officer shall be compensated as follows:

3.1    Base Salary. The Company shall pay to Executive Officer during the term hereof an annual base salary of One Hundred Two Thousand Dollars ($102,000) payable in accordance with its regular payroll practices.

3.2    Stock Option. The Company shall grant Executive Officer the following options (“Options”) to purchase an aggregate of Four Hundred Fifty Four Thousand, Five Hundred Forty-Five (454,545) shares of the Company’s common stock: (a) an Option to purchase Two Hundred Fifty Thousand (250,000) shares of the Company’s common stock to be granted within 30 days of the date on which Executive Officer’s employment commences with the Company; (b) an Option to purchase One Hundred Two Thousand Two Hundred Seventy Three (102,273) shares of the Company’s common stock to be granted on the first anniversary of the date of this Agreement; and (c) an Option to purchase One Hundred Two Thousand, Two Hundred Seventy Two (102,272) shares of the Company’s common stock to be granted on the second anniversary of the date of this Agreement. Each of the Options shall have a term of five (5) years, shall vest in three equal annual installments commencing on the first anniversary of the date of grant and have an exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant (as determined in good faith by the Company’s Board of Directors). Each Option shall be evidenced by an option agreement, the terms of which shall be consistent with the terms and conditions set forth in this Agreement, terms and conditions deemed advisable by the Company’s Board of Directors and applicable laws and regulations.

3.3    Withholding. The Company shall deduct from the payments to be made to Executive Officer under this Agreement any federal, state or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable laws and regulations and all amounts payable to Executive Officer under this Agreement are stated herein before any such deduction. The Company shall have the right to rely upon a written opinion of legal counsel if any questions should arise as to any such deductions.

3.4    Bonus. Executive Officer shall be considered for a bonus annually by the Board of Directors based upon his performance during the preceding year. Bonuses may be paid in cash or stock or a combination thereof at the discretion of the Board.

ARTICLE IV

Termination

4.1    Termination. Notwithstanding anything contained herein to the contrary, the employment of Executive Officer under this Agreement shall terminate upon the occurrence of any of the following:

(a)    The death of Executive Officer.

(b)    In the event of Executive Officer's disability. For purposes hereof, Executive Officer shall be considered to be disabled if he is unable to perform his normal duties under this Agreement for a continuous period of six (6) months by reason of physical or mental illness or incapacity or if Executive Officer is unable to perform his normal duties under this Agreement for periods of physical or mental illness or incapacity aggregating six (6) months during the term of this Agreement. If there is any dispute as to whether Executive Officer is or was physically or mentally unable to perform his duties under this Agreement such questions shall be submitted to a licensed physician agreed upon by the parties. Executive Officer shall submit to such examinations and provide any information such physician may request. The determination of such physician as to Executive's physical or mental condition shall be binding and conclusive upon the parties.

(c)    At the option of the Company, in the event Executive Officer shall engage in any act constituting "misconduct" (as hereinafter defined). As used herein, "misconduct" shall mean (i) any act which is materially injurious to the Company, monetarily or otherwise, including but not limited to, dishonesty, fraud, theft, illegal conduct, neglect or misconduct; (ii) chronic absence from work other than by reason of illness, (iii) use of alcohol or drugs in such a manner as to interfere with the performance of Executive Officer's duties for the Company, (iv) commission of a felony or misdemeanor involving moral turpitude, (v) continued neglect or failure of Executive Officer to perform such duties as may be reasonably requested by the Chairman of the Board or the Board of Directors of the Company consistent with Article I hereof, (vi) violation of the Company’s employee conduct and/or business ethics policies as they exist during the term of this Agreement, or (vii) the breach by Executive Officer of any of the covenants set forth in Articles VI or VII, below.

(d)    Notice and Opportunity to Cure. Notwithstanding the foregoing, it shall be a condition precedent to the Company's right to terminate Officer's employment "cause" and Officer's right to terminate for "cause" that (i) the party seeking termination shall first have given the other party written notice stating with specificity the reason for the termination ("breach") and (ii) if such breach is susceptible of cure or remedy, a period of thirty (30) days from and after the giving of such notice shall have elapsed without the breaching party having effectively cured or remedied such breach during such 30-day period, unless such breach cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days provided the breaching party has made and continues to make a diligent effort to effect such a remedy or cure.

4.2    Termination by Executive Officer for Cause. Executive Officer shall be entitled to terminate his employment with the Company “for cause” if; (a) the Company materially breaches any material provision in this Agreement; or (b) following a Change in Control (as defined below), the salary of the Executive Officer is reduced or he is removed from the position of Chief Financial Officer. For purposes of this Agreement, a “Change in Control” shall mean:

(a)    After the date of this Agreement, the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(b)    After the date of this Agreement, all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting securities (“Voting Securities”) of the Company, all of the Voting Securities or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);

(c)    After the date of this Agreement, the Company combines with another company and is the surviving corporation but, immediately after the combination, the respective shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Securities of the combined company;

(d)    After the date of this Agreement, any event or transaction occurs, immediately after which the current shareholders of the Company hold directly or indirectly less than 50% of the respective Voting Securities of the Company, or

(e)    The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Company ("Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided, however, that if any new director is approved by a vote of at least a majority of the Incumbent Board of the Company, such new director shall, for all purposes of the Plan, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened election contest (as described in Rule14a-1 promulgated under the Securities Exchange Act of 1934) ("Election Contest") or other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board of the Company ("Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

4.3    Consequences of Termination. If Executive Officer's employment is terminated pursuant to Paragraph 4.1 above, the Company shall not be obligated to make further payments to Executive Officer, other than to pay his salary prorated through the week in which such termination occurs. If Executive Officer's employment hereunder is terminated (i) by Executive Officer pursuant to Paragraph 4.2 or (ii) by the Company for any reason other than those described in Paragraph 4.1, above, Executive Officer shall be entitled to receive from the Company the monthly salary to which Executive Officer would have been entitled under Paragraph 3.1, above, for a period of twelve (12) months following termination of employment. The Company shall make such termination payments in accordance with its regular payroll practices.

ARTICLE V

Expenses and Fringe Benefits; Indemnification

5.1    Expenses; Housing Allowance. To the same extent it does so for other executives of similar rank and responsibility, the Company shall pay or reimburse Executive Officer in accordance with the Company's past practice, for reasonable travel expenses ordinarily and necessarily incurred by Executive Officer in furtherance of the business of the Company. Executive Officer shall be required to submit on the same basis as other employees of the Company an itemized account of such expenditures and such proof as may be necessary to establish to the satisfaction of the Company that such expenses are ordinary and necessary expenses incurred by Executive Officer in furtherance of the business of the Company. The Company agrees to reimburse Executive Officer the amount of $500 per month during the first year of this Agreement, for housing expenses.

5.2    Fringe Benefits. Executive Officer shall be entitled to participate in any individual or group life insurance, health insurance, qualified pension or profit sharing plan or any other fringe benefit program which the Company may from time to time make available to its executive employees, but Executive Officer acknowledges that he shall have no vested rights in any such programs except as expressly provided under the terms thereof and that such programs may be terminated as well as supplemented. The compensation payable to Executive Officer pursuant to Paragraph 3.1, above, shall be subject to reduction by reason of Executive Officer's participation in any fringe benefit program which provides for or allows employee contributions out of an employee's annual salary or other compensation; provided, however, Executive Officer shall have no right to participate in plans which by the terms thereof are discretionary in nature and Executive Officer shall have no right to continue to participate in any plans after termination, except as required by law.

5.3    Vacation and Sick Days. Executive Officer shall be entitled to ten (10) vacation days and five (5) sick or personal days in every twelve (12) month period under this Agreement.

5.4    Indemnification; Directors’ and Officers’ Insurance. The Company agrees that if Executive Officer is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer, employee, or representative of the Company or is or was serving at the request of the Company as a director, officer, member, employee, representative, or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the basis of such Proceeding is Executive Officer’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive Officer shall be indemnified and held harmless by the Company to the fullest extent permitted by law against all costs, expenses, claims, actions and liabilities (including, without limitation, reasonable attorney’s fees) reasonably incurred or suffered by Executive Officer in connection therewith, and such indemnification shall continue as to Executive Officer even if he has ceased to be a director, member, employee, representative, or agent of the Company or other entity and shall inure to the benefit of Executive Officer’s heirs, executors and administrators. To the extent the Company obtains or maintains a directors’ and officers’ liability insurance policy covering any executive officers of the Company, the Company agrees to provide such coverage to Executive Officer and to continue such coverage or the maximum coverage available during the term of this Agreement to the extent available at rates not in excess of 125% of current or initial rates.

ARTICLE VI

Nondisclosure of Proprietary
Information, Surrender of Records

6.1    Proprietary Information. Executive Officer shall not at any time while he is employed by the Company or at any time thereafter disclose any proprietary information (as hereafter defined) to any individual or entity other than as required in the ordinary course of business unless such disclosure has been authorized by the Board of Directors or by the Chairman of the Board of the Company. For purposes hereof, the term "proprietary information" shall mean (i) the name or address of any customer (as hereafter defined) or any information concerning the transactions of such customer with the Company, (ii) any information relating to the marketing methods, sources of supply, pricing information, or business plans of the Company, (iv) any information which is generally regarded as confidential in the Company’s industry, (v) computer programs and software which may be developed from time to time by the Company and its employees, including Executive Officer, and (vi) any other information determined to be confidential or proprietary by resolution of the Board of Directors of the Company and which at the time of such determination or thereafter is not in the public domain or does not enter the public domain without disclosure by Executive Officer. For purposes hereof, a "customer" of the Company shall mean any individual or entity who has entered into any transaction with the Company or who has made an inquiry to the Company concerning its products or services whether through use of the Company’s website, electronic mail, telephone, mail or personal contact.

6.2    Confidentiality and Surrender of Records. Executive Officer shall not at any time while he is employed by the Company or at any time thereafter, without the prior approval of the Chairman of the Board or the Board of Directors of the Company, give any confidential records (as hereafter defined) to any individual or entity or permit any inspection or copying thereof by any individual or entity other than an individual or entity who during his employment by the Company has a reasonable need to know the contents of such confidential records in the ordinary course of business or an individual or entity providing bona fide consulting, legal or accounting services to the Company who has a reasonable need to know the contents of such confidential records in the course of providing services to the Company. For purposes hereof, "confidential records" mean all correspondence, memoranda, files, customer lists, electronic or computerized information, and all other documents of any kind which may be in Executive Officer's possession or under his control which contain any proprietary information as defined in Paragraph 6.1, above. Upon the termination of his employment, Executive Officer shall immediately surrender to the Company all confidential records in his possession or under his control.

ARTICLE VII

Covenant Not to Compete

7.1    Covenant Not to Compete. Executive Officer agrees that he shall not at any time while he is employed by the Company pursuant to this Agreement or any time for a period of one (1) year following the termination of his employment (such period not to include any period of violation of, or period required for litigation to enforce, the covenants contained in this Article VII) either directly or indirectly as agent, stockholder, employee, officer, director, trustee, partner, proprietor or otherwise (except as the holder of no more than five percent (5%) of the stock of a publicly held company, provided Executive Officer does not participate in the business of such company or render advice or assistance to it), engage in, or render advice or assistance to (other than on behalf of the Company), or be employed by any person, firm or entity located or engaged in, a business which competes with the business of the Company in an area within a 50-mile radius of any county in which the Company derived 10% or more of its revenues during the twelve (12) month period preceding such action.

7.2    Covenant Not to Solicit Employees. Executive Officer agrees that he shall not at any time while he is employed by the Company pursuant to this Agreement or any time for a period of one (1) year following the termination of his employment (such period not to include any period of violation of, or period required for litigation to enforce, the covenants in this Article VII), directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of the Company to leave the Company for any reason whatsoever or hire any individual employed by the Company. For purposes of this Paragraph 7.2, employee shall mean any individual employed by the Company within the three (3) month period prior to, and including, the last day of Executive Officer’s employment with the Company.

7.3    Enforcement. Executive Officer recognizes that irreparable injury may result to the Company, its business and property, in the event of a breach by him of the restrictions imposed by this Article and agrees that if he shall engage in any act in violation of the provisions hereof the Company shall be entitled, in addition to such other remedies and damages as may be available, to an injunction prohibiting him from engaging in any such act. Executive Officer further agrees that if any court should finally determine that the restriction provided in this Article is too broad as to area or time covered, or otherwise, that said area or time covered or other restriction may be limited to whatever extent such court deems reasonable and this Agreement may be enforced as so limited. If any court should finally determine that conduct of Executive Officer is not in violation of Article VII, Company shall promptly reimburse Executive Officer for reasonable legal fees and expenses incurred in such litigation.

ARTICLE VIII

Miscellaneous

8.1    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered or sent by registered or certified mail, postage prepaid (in which case notice will be deemed to have been given on the third day after mailing), or by overnight delivery by a reliable overnight courier service (in which case notice will be deemed to have been given on the day after delivery to such courier service). Notices shall be directed to Executive Officer at the following address:                     illegible                      and notices to the Company, shall be directed to the Chairman of the Board of the Company, at 1535 Memphis Junction Road, Bowling Green, Kentucky 42101, as the case may be, or to such other address as either party hereto shall specify by notice given as provided herein.

8.2    Assignment. This Agreement shall not be assignable by the Company without Executive Officer's consent except that if the Company shall merge or consolidate with or into or transfer substantially all of its assets, to another corporation or other form of business organization, this Agreement may be assigned in connection therewith and shall continue to bind Executive Officer and the successor of the Company resulting from any such merger, consolidation or transfer. This Agreement shall not be assignable by Executive Officer, nor may Executive Officer assign, pledge or encumber his interest in this Agreement or any part hereof without the prior written consent of the Company.

8.3    Applicable Law. This Agreement and all questions of its interpretation, enforcement and the rights and remedies of the parties hereto shall be governed and construed in accordance with the internal laws of the Commonwealth of Kentucky.

8.4    Binding Effect. This Agreement and the terms, covenants and conditions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, beneficiaries, successors and assigns, specifically including any successor to the Company, whether arising by merger, consolidation or otherwise.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

THE BANKER’S STORE, INC.

By:
Paul D. Clark

Title:	President and Chief Executive Officer

EXECUTIVE OFFICER:

/s/ Samuel J. Stone
Samuel J. Stone

Address:

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